As filed with the Securities and Exchange Commission on August 10, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RENASANT CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	64-0676974
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

209 Troy Street

Tupelo, Mississippi 38804-4827

(662) 680-1001

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

RENASANT CORPORATION 2011 LONG-TERM INCENTIVE

COMPENSATION PLAN

(Full title of the plan)

E. Robinson McGraw Renasant Corporation 209 Troy Street Tupelo, Mississippi 38804-4827 (662) 680-1001	Copy to: Jane E. Armstrong, Esq. Phelps Dunbar LLP 365 Canal St., Suite 2000 New Orleans, Louisiana 70130 (504) 584-9244
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $5.00 par value per share	1,000,000 shares	$32.59	$32,590,000	$3,281.81

(1)	In the event of a stock split, stock dividend or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933 and computed on the basis of the average of the high and low sales prices per share of Renasant Corporation common stock, $5.00 par value per share, reported on the NASDAQ Global Select Market on August 5, 2016.

The Registration Statement shall become effective

upon filing in accordance with Rule 462 under the 1933 Act.

EXPLANATORY NOTE

On April 26, 2016, the shareholders of Renasant Corporation (the “Registrant”) approved the issuance of an additional 1,000,000 shares (the “Additional Shares”) of the Registrant’s common stock, $5.00 par value per share (“Common Stock”), under the Registrant’s 2011 Long-Term Incentive Compensation Plan, as amended (the “Plan”). This Registration Statement on Form S-8 is being filed for the purpose of registering the Additional Shares. The Additional Shares are in addition to the Common Stock previously registered for issuance under the Plan on Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on March 7, 2012 (Reg. No 333-179973) and on October 26, 2015 (Reg. No. 333-207620) (the “Prior Registration Statements”).

This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate, and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. As required by such instruction, the contents of the Prior Registration Statements are incorporated by reference and made part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit Number	Document Description

5	Opinion of Phelps Dunbar LLP.

23.1	Consent of Horne LLP.

23.2	Consent of Phelps Dunbar LLP (included in Exhibit 5 hereto).

24	Power of Attorney (included on the Signature Page attached hereto).

99.1	Amendment No. 1 to the Renasant Corporation 2011 Long-Term Incentive Compensation Plan*

*	Previously filed as Exhibit A to the Company’s Definitive Proxy Statement, as filed with the Commission on March 17, 2016 (File No. 001-13253).

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on this 10th day of August, 2016.

RENASANT CORPORATION

By:	/s/ E. Robinson McGraw
E. Robinson McGraw, Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints E. Robinson McGraw and Kevin D. Chapman (each with full power to act independently of each other) as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable Renasant Corporation to comply with the Securities Act of 1933, as amended, and other federal and state securities laws, in connection with the Renasant Corporation 2011 Long-Term Incentive Compensation Plan, as amended, and to file any such documents or instruments with the Securities and Exchange Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ E. Robinson McGraw E. Robinson McGraw	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	July 19, 2016

/s/ Kevin D. Chapman Kevin D. Chapman	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 19, 2016

/s/ William M. Beasley William M. Beasley	Director	July 19, 2016

/s/ George H. Booth, II George H. Booth, II	Director	July 19, 2016

/s/ Frank B. Brooks Frank B. Brooks	Director	July 19, 2016

/s/ Hollis C. Cheek Hollis C. Cheek	Director	July 19, 2016

/s/ John M. Creekmore John M. Creekmore	Director	July 19, 2016

/s/ Albert J. Dale, III Albert J. Dale, III	Director	July 19, 2016

/s/ Jill V. Deer Jill V. Deer	Director	July 19, 2016

/s/ Marshall H. Dickerson Marshall H. Dickerson	Director	July 19, 2016

/s/ John T. Foy John T. Foy	Director	July 19, 2016

/s/ R. Rick Hart R. Rick Hart	Executive Vice President and Director	July 19, 2016

/s/ Richard L. Heyer, Jr. Richard L. Heyer, Jr.	Director	July 19, 2016

/s/ Neal A. Holland, Jr. Neal A. Holland, Jr.	Director	July 19, 2016

/s/ J. Niles McNeel J. Niles McNeel	Director	July 19, 2016

/s/ Hugh S. Potts, Jr. Hugh S. Potts, Jr.	Director	July 19, 2016

/s/ Fred F. Sharpe Fred F. Sharpe	Director	July 19, 2016

/s/ Michael D. Shmerling Michael D. Shmerling	Director	July 19, 2016